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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------


We hereby consent to the use in this Registration Statement on Form S-4 of Equistar Chemicals, LP and Equistar Funding Corporation of (1) our report dated March 12, 2001 relating to the consolidated financial statements of Equistar Chemicals, LP at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000; (2) our report dated January 26, 2001 relating to the consolidated balance sheet of Millennium Chemicals, Inc. at December 31, 2000; and (3) our report dated March 12, 2001 relating to the consolidated balance of Lyondell Chemical Company at December 31, 2000 which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Houston, Texas
September 21, 2001